Exhibit 99.1

Total System Services, Inc. 1600 First Avenue Post Office Box 2567 Columbus GA 31902-2567	+1.706.649.2307 +1.706.649.5740 www.tsys.com

For immediate release:

Contacts:

Cyle Mims	Shawn Roberts	Victoria Winn
TSYS Media Relations	TSYS Investor Relations	TSYS International
+1.706.644.3110	+1.706.644.6081	+44 1904 562 577
cylemims@tsys.com	shawnroberts@tsys.com	victoriawinn@tsys.com

TSYS Extends Payments Agreement With The Royal Bank of Scotland

COLUMBUS, Ga., and LONDON, 23 April 2012 — TSYS (NYSE: TSS) today announced that it has finalised a long-term agreement with The Royal Bank of Scotland (RBS) to continue payment processing and related services for its UK, Irish and US consumer credit and commercial businesses.

Since 2001, The Royal Bank of Scotland portfolio has utilised TS2®, TSYS’ outsourced payments processing solution, in an agreement that marked TSYS’ entry into Europe. TSYS now services more than 50 million accounts across 35 European clients.

“The Royal Bank of Scotland is a key client for TSYS, and we are pleased to announce the continuation of this mutually beneficial partnership,” said Gaylon Jowers, President of TSYS International. “Being selected to continue processing RBS’ consumer and commercial portfolios confirms our long term commitment to the European and US markets.”

“The Royal Bank of Scotland Group made a strategic decision over 10 years ago to work with TSYS, during which time we have made many enhancements to our products and customer proposition,” said William Higgins, Director, Group Operations, Royal Bank of Scotland. “After a thorough review process, we have made the decision to remain with TSYS for an extended period, and we look forward to further developing the partnership.”

About TSYS

At TSYS, (NYSE: TSS), we believe payments should revolve around people — not the other way around. We call this belief “People-Centered Payments.” By putting people at the center of every decision we make, with unmatched customer service and industry insight, TSYS is able to support financial institutions, businesses and governments in more than 80 countries. Offering merchant payment-acceptance solutions as well as services in credit, debit, prepaid, mobile, chip, healthcare and more, we make it possible for those in the global marketplace to conduct safe and secure electronic transactions with trust and convenience.

TSYS’ headquarters are located in Columbus, Georgia, with local offices spread across the Americas, EMEA and Asia-Pacific. TSYS provides services to more than half of the top 20 international banks, and has been named one of the 2012 World’s Most Ethical Companies by Ethisphere magazine. For more information, please visit us at www.tsys.com.

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2012